Exhibit 99.1

NEWS RELEASE
Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces First Quarter 2012 Financial Results

Rockville, Maryland, May 10, 2012 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its first quarter financial results for the three-month period ended March 31, 2011. The company reported a net loss of $0.4 million, or $0.01 per share, compared to net income of $2.0 million, or $0.05 per share, for the prior year period.

First quarter 2012 revenue was $0.6 million related to amortization of the initial upfront payment received from GlaxoSmithKline Biologicals, S.A. (GSK) under the NicVAX® option and license agreement. Revenue in the first quarter of 2011 was $9.2 million and included $3.3 million of amortization of the initial upfront payments received from GSK associated with the PentaStaph sale and NicVAX option and license agreement, $5.0 million for the completion of the final PentaStaph milestone, and $0.9 million for services provided to GSK under the PentaStaph and NicVAX agreements.

Research and Development (R&D) expenses were $1.5 million for the first quarter of 2012, compared to $5.3 million in the first quarter of 2011. The decrease reflects the substantial reduction in NicVAX related clinical trials and manufacturing activities. General and Administrative (G&A) expenses were $1.3 million for the first quarters of 2012 and 2011.

Net cash used in operating activities was $1.5 million in the first quarter of 2012 compared to $8.6 million in the first quarter of 2011. The decrease in cash used is primarily due to a reduction of R&D expenses in the first quarter of 2012 as well as revenue recognized in the first quarter of 2011 related to a PentaStaph milestone of $5.0 million. Cash, cash equivalents and marketable securities at March 31, 2012 totaled $94.9 million, compared to $96.4 million at the end of 2011. This decrease is primarily due to net cash used in operations.

On April 23, 2012 we announced the execution of a definitive merger implementation agreement with Biota Holdings Limited (Biota), an Australian company listed on the Australian Stock Exchange (ASX). Key elements of the agreement are:

•

Nabi will acquire all of the shares of Biota in exchange for newly issued shares of Nabi. The company will be renamed Biota Pharmaceuticals Inc. and continue as a NASDAQ listed company. Biota will be de-listed from the ASX;

•	Nabi will deliver to the merged company $54 million in cash, net of outstanding liabilities;

•

Nabi’s cash balances in excess of the $54 million will be returned to existing Nabi shareholders prior to the merger in the form of a dividend, return of capital or repurchase of outstanding shares of Nabi common stock, or a combination thereof. This amount is currently estimated to be in the range of $25-30 million;

•

After the completion of the merger, current Biota shareholders will own approximately 74% of the company and Nabi shareholders will own approximately 26% of the company. This relative ownership ratio values Nabi’s $54 million cash balance at a 19% premium;

•

Nabi’s Board also intends to distribute a contingent value right prior to the merger providing payment rights arising from certain future sale, transfer, license or similar transactions involving NicVAX, to the extent such transactions occur; and

•

Immediately following the closing of the transaction the transitional board of directors of the combined company will consist of six Biota Directors and two Nabi Directors. Biota’s current CEO and CFO will serve as the CEO and CFO, respectively, of the combined company and additional U.S.-based executives will be appointed.

The Board of Directors of both Nabi and Biota consider the merger and the related transactions to be advisable and fair to, and in the best interests of, their respective shareholders. Nabi’s Board of Directors unanimously recommends that Nabi’s shareholders approve the shareholder proposals at the shareholders meeting at which such matters will be considered.

We expect the merger to close in the third quarter of 2012 subject to receipt of approval by both Nabi’s and Biota’s shareholders and satisfaction of customary closing conditions and regulatory approvals, including Australian courts.

Financial Results Conference Call and Webcast Information

The company will host a live webcast and conference call at 4:30 p.m. EDT today to discuss these results.

The webcast can be accessed at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4767110

Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists. The webcast may also be accessed via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 800-561-2718 and the international call-in number is 617-614-3525. The passcode is 61089331. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 67539011. An audio replay of this call will be available through May 17, 2011. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about potential strategic transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to successfully complete the proposed merger between Nabi and Biota or any other strategic transaction; realize any value for NicVAX in light of our two failed Phase III clinical trials; obtain a successful result in a remaining clinical trial for NicVAX or realize any value from a successful result; have GSK successfully develop and commercialize any future generation candidate nicotine vaccine; terminate existing NicVAX contract manufacturing and development agreements without significant penalties; collect any further milestones and royalty payments under the PhosLo agreement; maintain sufficient patent protection; avoid products liability claims; maintain sufficient insurance; and use our net operating loss carry forwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$94,875	$94,310
Marketable securities	—	2,079
Receivables	128	995
Prepaid expenses and other current assets	216	497

Total current assets	95,219	97,881
Property and equipment, net	17	84

Total assets	$95,236	$97,965

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69	$146
Accrued expenses and other current liabilities	1,020	1,918
Deferred revenue	2,526	2,526
Liabilities of discontinued operations	—	1,662

Total current liabilities	3,615	6,252
Deferred revenue	32,211	32,842

Total liabilities	35,826	39,094

Stockholders' equity:
Convertible preferred stock	—	—
Common stock	6,357	6,359
Capital in excess of par value	374,134	373,157
Treasury stock	(92,567)	(92,567)
Accumulated deficit	(228,514)	(228,078)

Total stockholders' equity	59,410	58,871

Total liabilities and stockholders' equity	$95,236	$97,965

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2012	March 26, 2011
Revenue:
Revenue	$632	$9,173
Operating expenses:
Cost of services	—	625
Research and development expenses	1,518	5,335
General and administrative expenses	1,277	1,342

Total operating costs	2,795	7,302

Operating income (loss)	(2,163)	1,871
Interest income	32	72
Other income (expense), net	33	37

Income (loss) from continuing operations before income taxes	(2,098)	1,980
Benefit from income taxes	671	—

Income (loss) from continuing operations	(1,427)	1,980
Income from discontinued operations, net of tax provision	991	—

Net income (loss)	$(436)	$1,980

Basic income (loss) per share:
Continuing operations	$(0.03)	$0.05
Discontinued operations	$0.02	$—

Diluted income (loss) per share:
Continuing operations	$(0.03)	$0.05
Discontinued operations	$0.02	$—

Basic weighted-average shares outstanding	42,494	42,137

Diluted weighted-average shares outstanding	42,494	42,246

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	March 31, 2012	March 26, 2011
Cash flow from operating activities:
Net income (loss)	$(436)	$1,980
Income from discontinued operations, net of tax provision	991	—

Net income (loss) from continuing operations	(1,427)	1,980
Adjustments to reconcile net income (loss) from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	17	65
Non-cash intra-period tax allocation	(671)	—
Share-based compensation	976	570
Loss on the sale of property and equipment	—	29
Changes in assets and liabilities:
Receivables	867	(5,450)
Prepaid expenses and other assets	279	(31)
Accounts payable, accrued expenses and other liabilities	(924)	(2,499)
Deferred revenue	(632)	(3,267)

Net cash used in operating activities	(1,515)	(8,603)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	2,080	13,836

Net cash provided by investing activities	2,080	13,836

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	—	295

Net cash provided by financing activities	—	295

Net increase in cash and cash equivalents	565	5,528
Cash and cash equivalents at beginning of period	94,310	53,564

Cash and cash equivalents at end of period	$94,875	$59,092

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